EXHIBIT 23.2

Consent of Independent Registered Accounting Firm

Attitude Drinks Incorporated
North Palm Beach, Florida

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated September 17, 2007, with respect to the financial statements of Attitude Drink Company, Inc., wholly-owned subsidiary of Attitude Drinks Incorporated.

New York, New York
May 14, 2008